EXHIBIT 14

PLANAR SYSTEMS, INC.

Code of Ethics

for

Senior Financial Officers

Introduction

This Code of Ethics for Senior Financial Officers has been adopted by the Board of Directors of Planar Systems, Inc. to promote honest and ethical conduct, proper disclosure of financial information in the Corporation’s periodic reports, and compliance with applicable laws, rules, and regulations by the Corporation’s senior officers who have financial responsibilities.

Applicability

As used in this Code, the term Senior Financial Officer means the Corporation’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer, Business Unit Controllers and Site Controllers.

Principles and Practices

In performing his or her duties, each of the Senior Financial Officers must:

(1) maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest;

(2) report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict;

(3) provide, or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with the Securities and Exchange Commission, distributes to shareholders and in other public communications;

(4) comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

(5) promptly report violations of this Code to the Audit Committee.

Senior Financial Officers must also comply with the Code of Business Conduct applicable to the Corporation’s Directors, officers, and employees generally.

Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the Audit Committee.

Compliance and Accountability

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action. Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Corporation’s discretion, up to and including termination.